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                                                                   EXHIBIT 10.29

                      AIRCRAFT CLEANING SERVICES AGREEMENT

                  This Agreement, effective as of the 1 st day of November, 1996, is by and between SOUTHWEST AIRLINES CO. (hereinafter "Southwest"), whose principal address is 2702 Love Field Drive, Dallas, Texas 75235, and INTERNATIONAL TOTAL SERVICES, INC. ("Contractor"), whose principal address is 5005 Rockside Road, Cleveland, Ohio 44131.

                  WHEREAS, Southwest is engaged in the business of providing air transportation services for passengers and cargo between destinations located within the continental United States; and

                  WHEREAS, Contractor is engaged in the business of providing aircraft cleaning services; and

                  WHEREAS, Southwest desires to have Contractor provide aircraft cleaning services and Contractor desires to perform aircraft cleaning services for Southwest as specified under this Agreement at the Tampa International Airport - TPA (hereinafter the "Airport"), Tampa, Florida.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                  1. SERVICES. Contractor agrees to perform aircraft cleaning services (hereinafter "Services") in a timely and workmanlike manner. The Services shall be performed in accordance with the aircraft cleaning procedures and cleaning schedule set forth in Attachment "A" of this Agreement. Such procedures may be changed by Southwest from time to time. Upon completion of Services, Contractor personnel shall complete and sign the R.O.N. Cleaning Checklist in the form of Attachment "B" of this Agreement. This checklist shall be left in the front galley area of each aircraft after Services are performed for the purpose of inspection and verification by Southwest personnel.

                  2. EQUIPMENT/SUPPLIES. In the performance of the Services herein specified, Southwest shall furnish and maintain at its sole cost and expense all cleaning materials, equipment, chemicals, supplies, tools and other implements necessary to perform the Services under this Agreement. Southwest also agrees to replenish aircraft supplies used by passengers, such as lavatory supplies, blankets and pillow cases.

                  3. TERM. This Agreement shall commence on the date first written above and shall continue in full force and effect until terminated by either party hereunder by giving the other party advance written notice of termination at least thirty (30) days prior to the effective termination date. However, Southwest


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shall have the right to immediately terminate this Agreement in the event
Contractor breaches its obligations under this Agreement.

                  4. RATES. In consideration of the timely and workmanlike performance by Contractor of the Services hereunder, Southwest agrees to pay Contractor the rate set forth in Attachment "C" of this Agreement (inclusive of sales taxes and airport fees) per aircraft cleaned. This rate shall remain unchanged for at least twelve (12) months following the effective date of this Agreement. Thereafter, the rate for Services may be changed by mutual agreement of the parties.

                  5. INVOICES. Contractor shall mail or deliver monthly invoices to Southwest at Tampa International Airport, Airside A, Tampa, Florida 33607, to the attention of Southwest's Station Manager. Invoices shall specify the aircraft number of each aircraft cleaned and the date the Services were performed. This invoice amount, which represents charges for Services rendered by Contractor during the immediately preceding month, shall be due thirty (30) days following the date the invoice is received by Southwest.

                  6. REPORTS/RECORDS. Contractor shall maintain complete and accurate records (including, but not limited to training and personnel records) and accounts related to the performance of this Agreement. Such records shall be maintained by Contractor for a period of two (2) years, and shall be open for inspection, examination, audit and copying by Southwest or its designated representatives at all reasonable times during the course of this Agreement.

                  7. INDEPENDENT CONTRACTOR. Contractor and its employees are not and shall never be considered as employees of Southwest. Contractor shall remain as an independent contractor in this regard, Contractor and its employees shall not be under the protection and/or coverage of Southwest's worker's compensation insurance, or entitled to any other benefits of Southwest employees. Contractor hereby discharges Southwest of all liabilities imposed upon Contractor as an independent contractor pursuant to any labor, worker's compensation, insurance, social security, as well as any and all other federal, state, county and local laws and regulations relating to such benefits. Contractor shall pay all wages and all applicable federal social security taxes, unemployment taxes and any similar taxes.

                  8. PERSONNEL. All employees furnished by Contractor under this Agreement shall be courteous, reliable, competent, properly trained, and properly uniformed. Furthermore, Contractor shall be responsible for direct supervision of all phases of the Services being performed to ensure completion of the Services in accordance with the terms of this Agreement. Contractor's supervisors shall be available at reasonable times to consult with

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Southwest management.

                  9. REMOVAL OF PERSONNEL. Contractor shall, upon request by Southwest, remove from service any employee who, in the opinion of Southwest, displays improper conduct or is deemed not qualified or necessary to perform the work assigned. Southwest warrants that no such request will violate Title VII of the Civil Rights Act of 1964.

                  10. COMPLIANCE WITH LEGAL REQUIREMENTS. Contractor shall secure all required licenses, permits, certificates, approvals, and inspections necessary to perform the Services under this Agreement.

                  11. REGULATIONS. Contractor expressly warrants that the Services under this Agreement shall be performed in compliance with Section 108 of the Federal Aviation Regulations (FAR'S) or such regulations as may replace or supersede Section 108 during the term of the Agreement. Further, it is expressly understood that Southwest's "Air Carrier Standard Security Program" required to be filed with the Federal Aviation Administration pursuant to
Section 108 is incorporated into this Agreement by reference and Contractor's personnel will perform Services so as to comply with that Security Program. Contractor specifically warrants that a satisfactory ten (10) year background check shall be carried out with respect to any employee having access to sterile areas.

                  Contractor shall comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including the Civil Rights Act 1964, as amended. The Equal Employment Opportunity and the implementing Rules and Regulations of the Office of Federal Contract Compliance Programs are incorporated herein by specific reference. The Affirmative Action Clause in Section 503 of the Rehabilitation Act of 1973, as amended, relative to Equal Opportunity for the handicapped is incorporated herein by specific reference. The Affirmative Action Clause in 38 USC Section 2012 of the Vietnam Veterans' Readjustment Assistance Act of 1974, relative to Equal Employment Opportunity for the special disabled veteran and veterans of the Vietnam Era, is incorporated herein by specific reference. The Air Carrier Access Act of 1986 as set forth in 14 CFR Section 382, as amended, relative to non-discrimination on the basis of handicap is incorporated herein by specific reference.

                  12. INDEMNITY AND INSURANCE. Contractor agrees to indemnify and hold harmless Southwest, its directors, officers, agents and employees, from and against all liabilities, demands, suits or judgments, including attorney's fees and other costs and expenses of defense, because of harm (including, but not limited to, harm arising from false arrests, assault, battery, searches, libel or slander), injury or death to persons; or loss, damage or

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destruction to property, including the property of Southwest, Contractor, and third persons, arising out of the negligence or willful misconduct of Contractor, its directors, officers, agents or employees acting within the scope of their employment.

                  Contractor also agrees to indemnify and hold harmless Southwest, its directors, officers, agents and employees from any civil penalty which may be levied against Southwest, its directors, officers, agents or employees, and reasonable attorney's fees and costs for defense, as a result of a violation of any law, regulation or order (including any FAR or Southwest's Air Carrier Standard Security Program) committed by Contractor, its directors, officers, agents or employees acting within the scope of their employment.

                  Contractor, at its sole cost and expense, shall maintain policies of insurance in full force and effect during the term of this Agreement and with insurance companies satisfactory to Southwest, evidencing all risk combined single limit liability insurance, including bodily injury and property damage insurance in the minimum amount of ten million dollars ($10,000,000) per occurrence. Contractor shall also furnish Southwest with certificates of insurance as evidence that such insurance is in full force and effect, and Southwest may request such certificates of insurance from Contractor from time to time. All insurance policies shall unconditionally obligates the insurer(s) to provide Southwest with thirty (30) days advance written notice of any cancellation, change, alteration or modification of such insurance coverage.

                  Contractor agrees that it shall provide fully bonded labor and shall at all times maintain a minimum blanket fidelity bond in the amount of $25,000 on each of its employees in accordance with this provision.

         13. NOTICES. All notices required hereunder shall be deemed sufficient and binding upon the parties when forwarded by U.S. Mail, postage prepaid, to the parties at the addresses set forth below:

CONTRACTOR:            INTERNATIONAL TOTAL SERVICES, INC.
                       5005 Rockside Road
                       Cleveland, Ohio 44131
                       Attn: General Counsel

SOUTHWEST:             SOUTHWEST AIRLINES CO.
                       P.O. Box 36611
                       Dallas, Texas 75235-1611
                       Attn:  Vice President/Ground Operations

         14. ENTIRE AGREEMENT. This Agreement supersedes all previous contracts/agreements, oral or written, between Contractor

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and Southwest, and represents the whole and entire agreement between the parties. Any contracts/agreements previously made remain intact to the date of this Agreement and there is no waiver of provisions of previous contracts/agreements.

         15. MODIFICATION. This Agreement may be modified during its term upon the written consent of both parties. Such modifications must be signed by duly express authorized representatives of each party.

         16. ASSIGNMENT. This Agreement is not assignable by either party without the prior written consent of the other party. Any attempt to assign this Agreement shall render the purported assignment null and void.

         17. RIGHTS AND REMEDIES. The duties and obligations imposed by this Agreement and the rights and remedies available hereunder shall be in addition to and not a limitation of any duties, obligations, right and remedies otherwise imposed or available by law.

         18. WAIVER. No action or failure to act by Contractor or Southwest shall constitute a waiver of any right or duty afforded either of them under this Agreement nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder.

         19. SEVERABILITY. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Contractor and Southwest shall be construed and enforced accordingly.

         20. THIRD PARTY RIGHTS. Nothing contained in this Agreement will or is intended to create or will be construed to create any right in or any duty or obligation to any third party.

         21. SECTION HEADINGS. The headings used to identify sections or subsections are for reference purposes only and shall have no bearing on the interpretation of this Agreement.

         22. SUSPENSION OF AGREEMENT. Contractor agrees that in the event Southwest's flight operations at the Airport are halted or substantially decreased by reason of strike, labor dispute, picketing, act of God, or other cause beyond the control of Southwest, this Agreement may be suspended upon twenty-four (24) hours' notice to Contractor.

         23. GOVERNING LAW. This agreement shall be construed

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in accordance with the laws of the state of Texas, regardless of conflict of laws principles.

                  IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly authorized representatives as of the date first written above.

INTERNATIONAL TOTAL SERVICES, INC.          SOUTHWEST AIRLINES CO.

----------------------------------          --------------------------
Signature                                   Signature

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Name                                        Ruth Ann Chancellor

---------------------------------           ---------------------------
Title                                       Regional Director


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